SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report:  November 24, 1997



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000

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Item 5.  Other Events

The following information includes forward-looking statements that involve a number of risks, uncertainties, and assumptions.
A number of factors which could cause actual results to differ materially from those indicated in the forward-looking statements are described in more detail below. Words such as "expects," "intends," "plans," and similar expressions identify those statements which are forward-looking.

A.  Electric Industry Restructuring

        1.  Divestiture

On November 18, 1997, the Board of Directors of Pacific Gas and Electric Company (PG&E) and its parent holding company, PG&E Corporation, approved PG&E's sale of three electric generating plants to Duke Energy Power Services, Inc. (Duke Energy) in PG&E's first power plant auction. Duke Energy was the successful bidder for the Morro Bay Power Plant located in San Luis Obispo County, the Moss Landing Power Plant located in Monterey County, and the Oakland Power Plant located in Alameda County. These three fossil-fueled plants have a combined capacity of 2,645 megawatts (MW).

Duke Energy's bid was $501 million for these three fossil-fueled plants. The combined book value for these three fossil-fueled plants is approximately $380 million.

As previously reported, the gain from the sale of these plants would be used to offset transition costs (the costs of generation-related assets and obligations which prove to be uneconomic in the new competitive framework) associated with other PG&E electric generation facilities. Therefore, PG&E Corporation does not expect any earnings or losses from these sales.

Among other conditions, including regulatory approval of the transfer of various permits and licenses, the sales are subject to final approval by the California Public Utilities Commission
(CPUC). PG&E expects that the sale will close by March 31, 1998, assuming the CPUC approves the sale by the end of 1997 on terms that are satisfactory to PG&E and that will not materially increase the burdens on the new owner.

As required by the California electric industry restructuring legislation, PG&E employees will continue to operate and maintain the three power plants under a two-year operations and maintenance agreement with the new owner to ensure system reliability during the transition period. To the extent that payments to PG&E under these agreements exceed PG&E's cost of operating the plants, PG&E would offset PG&E's other transition costs. Conversely, to the extent PG&E's operating costs exceed the revenues from these agreements, PG&E would have lower earnings.

PG&E will retain liability for required environmental remediation of any pre-closing soil or groundwater contamination at these
plants.   PG&E Corporation does not expect any material adverse
impact on its or PG&E's financial condition or results of operations as a result of retaining such environmental remediation liability.

Duke Energy owns and operates electric generation facilities in the United States, primarily in North and South Carolina where it serves the electrical needs of about two million customers. Duke Energy is a subsidiary of Duke Energy Corporation, a global energy company headquartered in Charlotte, North Carolina, with more than $20 billion in assets.

Subject to CPUC approval, PG&E plans to conduct the second auction of its remaining fossil-fueled generation portfolio (the Hunters Point and Potrero Power Plants both located in San Francisco County, and the Contra Costa and Pittsburg Power Plants both located in Contra Costa County) and all of its geothermal facilities (The Geysers located in Lake and Sonoma counties) in the first half of 1998. These additional plants to be sold by PG&E have a combined generating capacity of 4,718 MW and a combined book value of approximately $750 million.

        2.  Competition Transition Charge Proceeding

On November 19, 1997, the CPUC issued a decision confirming the eligibility of PG&E's various categories of non-nuclear generation-related costs for accelerated recovery as transition costs through the nonbypassable competition transition charge
(CTC) ratemaking mechanism. The CPUC reduced the authorized rate of return on common equity to 90% of the embedded cost of debt for all PG&E's non-nuclear generation-related assets, including hydroelectric facilities, retroactive to July 28, 1997. The reduced rate of return on common equity is now 6.77% as compared to the previously authorized rate of 11.6%.

The CPUC also determined that certain of PG&E's generation-related regulatory assets are not eligible for recovery as transition costs. PG&E will write-off these regulatory assets in the fourth quarter of 1997. (In general, regulatory assets are expenses deferred in the current period and allowed to be included in rates in subsequent periods.) As a result of this decision, PG&E Corporation expects that its earnings for 1997 will be reduced by approximately $34 million ($.08 per share) caused by the retroactive reduction of the rate of return on common equity and the write-off of regulatory assets.

B.  Gas Accord

On November 19, 1997, the CPUC unanimously approved PG&E's proposed gas transmission tariffs (with minor modifications) and related contract amendments allowing PG&E to implement the Gas Accord Settlement, the multi-party settlement agreement that will restructure PG&E's natural gas services and its role in the natural gas market, and establish gas transmission rates from the date of implementation of the Gas Accord through December 2002. (As previously reported, the Gas Accord was approved by the CPUC on August 1, 1997.) With the CPUC's approval of the tariffs, PG&E expects that the Gas Accord will be fully implemented by March 1, 1998.

In addition, the CPUC ruled that a recent $80 million payment made to PG&E by a party to cancel its long-term contract for gas transportation service from PG&E can be retained by PG&E to mitigate PG&E's increased risk for recovering revenues from the released transmission capacity in the future. PG&E Corporation expects that this additional income will result in an increase in earnings of approximately $.12 per share.

                        SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                     PG&E CORPORATION
                             and
                     PACIFIC GAS AND ELECTRIC COMPANY




                            CHRISTOPHER P. JOHNS
                     By ________________________________
                             CHRISTOPHER P. JOHNS
                             Vice President and Controller
                             (PG&E Corporation)
                             Vice President and Controller
                             (Pacific Gas and Electric Company)

Dated: November 24, 1997